The meeting will begin promptly at 10:00 a.m. CDT on Friday, April 28, 2023 First Business Financial Services, Inc. 2023 Annual Meeting of Shareholders To submit questions and/or vote during the Annual Meeting, you will need your voter control number that is printed in the shaded bar located on your Notice of Annual Meeting of Shareholders or on your proxy card.

Welcome to the First Business Financial Services, Inc. 2023 Annual Meeting of Shareholders

firstbusiness.bank Agenda • Annual Shareholder Meeting • Q&A Session • Shareholders who entered the meeting using their control number may submit questions by clicking on the “Q&A” icon in the upper right corner of meeting center screen as seen in the example below, entering their question and clicking the “send button on the right to submit. Questions will be answered during the Q&A Session following the conclusion of the Annual Shareholder Meeting.

firstbusiness.bank Rules of Conduct Guidelines for questions: • Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Questions that are similar may be grouped together and answered once. • Questions should be directly related to the business of First Business Financial Services, Inc. and the matters properly brought before the meeting. Unrelated questions will not be answered. • Questions pertinent to the meeting matters that cannot be answered during the meeting due to time constraints will be answered and posted on the Company’s Investor Relations website. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting. Unauthorized recording of the Annual Meeting is prohibited. A playback of the meeting will be posted on the Company’s Investor Relations website: https://ir.firstbusiness.bank/news-presentations/investor-presentations- reports/default.aspx

firstbusiness.bank Proposals • Election of Directors: • Approve An Amendment to the First Business Financial Services, Inc. 2019 Equity Incentive Plan • Ratify the appointment of Crowe, LLP as our independent registered public accounting firm for 2023. • Approve, on a non-binding advisory basis, the compensation for our named executive officers. Carla C. Chavarria Ralph R. Kauten Gerald L. Kilcoyne Daniel P. Olszewski

firstbusiness.bank Board of Directors Laurie Benson Mark Bugher Carla Chavarria Corey Chambas John Harris Ralph Kauten Jerry Kilcoyne Kent Lorenz Dan Olszewski Carol Sanders

firstbusiness.bank Executive Officers Corey Chambas CEO, FBFS Jodi Chandler Chief Human Resources Officer Barbara Conley General Counsel Mark Meloy Executive Vice President Dan Ovokaitys Chief Information Officer Brad Quade Chief Credit Officer Dave Seiler President and Chief Operating Officer Jim Hartlieb President and CEO, First Business Bank Laura Garcia Chief Risk Officer Brian Spielmann Chief Financial Officer

firstbusiness.bank Preliminary Results • Elected Directors: • Approved An Amendment to the First Business Financial Services, Inc. 2019 Equity Incentive Plan • Ratified the appointment of Crowe, LLP as our independent registered public accounting firm for 2023. • Approved, on a non-binding advisory basis, the compensation for our named executive officers. Carla C. Chavarria Ralph R. Kauten Gerald L. Kilcoyne Daniel P. Olszewski

firstbusiness.bank Shareholder Questions Shareholders who entered the meeting using their control number may submit questions electronically by clicking on the Q&A icon in the upper right corner of the meeting center screen, entering their question and clicking the “send” button on the right to submit

firstbusiness.bank Additional Information • Investor Relations Website: https://ir.firstbusiness.bank/investor-relations/default.aspx • Contact Us: https://firstbusiness.bank/contact-us/

Thank you for attending the First Business Financial Services, Inc. 2023 Annual Meeting of Shareholders